Exhibit (d)(3)(B)

SUB- SUB-ADVISORY AGREEMENT

AGREEMENT dated as of January 12, 2015, between BlackRock Investment Management, LLC, a Delaware limited liability company (“Sub-Adviser”), and BlackRock International Limited, a corporation organized under the laws of Scotland (“Sub-Sub-Adviser”).

WHEREAS, Anchor Series Trust, a Massachusetts business trust (the “Trust”), has entered into an Investment Advisory and Management Agreement with SunAmerica Asset Management, LLC (the “Adviser”) dated as of January 1, 1999, as amended from time to time (the “Advisory Agreement”), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written Sub-Advisory agreement; and

WHEREAS, the Adviser has retained Sub-Adviser as investment sub-adviser to provide the investment advisory services to the SA BlackRock Multi-Asset Income Portfolio (the “Portfolio”), a series of the Trust, pursuant to a Sub-Advisory Agreement dated as of January 12, 2015 (the “Sub-Advisory Agreement”);

WHEREAS, pursuant to paragraph 1 of the Sub-Advisory Agreement, Sub-Adviser wishes to retain Sub-Sub-Adviser to provide it with sub-advisory services as described below in connection with Sub-Adviser’s advisory activities on behalf of the Portfolio;

WHEREAS, this Agreement has been approved in accordance with the provisions of the Investment Company Act of 1940 Act, as amended (the “1940 Act”), and the Sub-Sub-Adviser is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed between the parties hereto as follows:

1. Appointment. Sub-Adviser hereby appoints Sub-Sub-Adviser to act as sub-advisor with respect to the Portfolio. Sub-Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided. For the purposes of the rules of the Financial Conduct Authority of the United Kingdom (the “FCA Rules”) and based on information obtained in respect of the Sub-Adviser, the Sub-Adviser will be treated by the Sub-Sub-Adviser as a professional client.

References in this Sub-Sub-Advisory Agreement to the “Supplemental Disclosures” means the document of that title provided to potential clients of the Sub-Sub-Adviser and its delegates prior to investment that contains the Sub-Sub-Adviser’s disclosures, as amended and notified to the Sub-Adviser from time to time. Conflicts of interest and material interests are described in more detail in the Supplemental Disclosures.

Except where the context otherwise demands or as otherwise defined herein, words and phrases defined in the FCA Rules have the same meaning in this Sub-Sub-Advisory Agreement.

2. Duties of the Sub-Sub-Adviser. Pursuant to this Sub-Sub-Advisory Agreement and subject to the oversight and review of the Sub-Adviser, the Sub-Sub-Adviser will manage the investment and reinvestment of the assets of the Portfolio that the Sub-Adviser assigns to it (the “Managed Portion”). The Sub-Sub-Adviser will determine, in its discretion and subject to the oversight and review of the Sub-Adviser the securities and other investments or instruments to be purchased or sold in the Managed Portion, and will provide the Sub-Adviser with records concerning its activities which the Sub-Adviser or the Trust is required to maintain. The Sub-Sub-Adviser shall discharge the foregoing responsibilities in compliance with (a) the objectives, policies, restrictions and limitations for the Portfolio as set forth in the Trust’s current prospectus and statement of additional information as provided to Sub-Sub-Adviser by the Sub-Adviser; and (b) applicable laws and regulations.

The Sub-Sub-Adviser represents and warrants to the Sub-Adviser that it will manage the Managed Portion at all times (a) in compliance with all applicable federal and state laws, including securities, commodities and banking laws, governing its operations and investments; (b) the provisions of the 1940 Act and the Financial Services and Markets Act 2000 and the FCA Rules; and (c) the objectives, policies, restrictions and limitations for the Portfolio as set forth in the Trust’s current prospectus and statement of additional information (together, the “Registration Statement”) as most recently provided by the Adviser to the Sub-Sub-Adviser and (d) the policies and procedures as adopted by the Trustees of the Trust provided in writing to the Sub-Sub-Adviser by the Sub-Adviser.

The Sub-Sub-Adviser represents, warrants and covenants that it is authorized and regulated by the Financial Conduct Authority.

The Sub-Adviser acknowledges that the Sub-Sub-Adviser does not hold Client Money and/or Safe Custody Assets for the Sub-Adviser, the Adviser or the Trust under the CASS Rules of the FCA.

3. Portfolio Transactions. The Sub-Sub-Adviser is responsible for decisions, and is hereby authorized, to buy or sell securities and other investments or instruments for the Managed Portion, broker-dealers, futures commission merchants’ and other counterparties selection, and negotiation of brokerage commission and futures commission merchants’ rates. As a general matter, in executing transactions for the Managed Portion, the Sub-Sub-Adviser may employ or deal with such broker-dealers or futures commission merchants as may, in the Sub-Sub-Adviser’s best judgment, provide prompt and reliable execution of the transactions at favorable prices and reasonable commission rates. In selecting such broker-dealers or futures commission merchants, the Sub-Sub-Adviser shall consider all relevant factors including price (including the applicable brokerage commission, dealer spread or futures commission merchant rate), the size of the order, the nature of the market for the security or other investment, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer or futures commission merchant involved, the quality of the service, the difficulty of execution, the execution capabilities and operational facilities of the firm involved, and, in the case of securities, the firm’s risk in positioning a block of securities. Subject to such policies as the Trustees of the Trust may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Sub-Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of the Sub-Sub-Adviser’s having caused the Managed Portion to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Sub-Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member of an exchange, broker or dealer viewed in terms of either that particular transaction or the Sub-Sub-Adviser’s overall responsibilities with respect to the Managed Portion and to other clients as to which the Sub-Sub-Adviser exercises investment discretion. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the 1940 Act and Rule 17e-1 thereunder, the Sub-Sub-Adviser may engage its affiliates, the Adviser and its affiliates or any other subadviser to the Trust and its respective affiliates, as broker-dealers or futures commission merchants to effect Portfolio transactions in securities and other investments for the Managed Portion. The Sub-Sub-Adviser will promptly communicate to the Sub-Adviser such information relating to portfolio transactions as they may reasonably request. To the extent consistent with the FCA Rules, the Sub-Sub-Adviser may aggregate purchase or sell orders for the Managed Portion with contemporaneous purchase or sell orders of other clients of the Sub-Sub-Adviser or its affiliated persons. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Sub-Adviser in the manner the Sub-Sub-Adviser determines to be equitable and consistent with its and its affiliates’ fiduciary obligations to the Portfolio and to such other clients. The Sub-Adviser hereby acknowledges that such aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances.

Sub-Sub-Adviser shall have the express authority to negotiate, open, continue and terminate brokerage accounts and other brokerage arrangements with respect to all portfolio transactions enter into by Sub-Sub-Adviser on behalf of the Managed Portion.

4. Best Execution and Order Execution. In effecting transactions for the Sub-Adviser, the Sub-Sub-Adviser will act in the Sub-Adviser’s best interests and comply with any applicable obligations regarding best execution under the FCA Rules.

The Sub-Adviser confirms that it has been provided with a copy of the Supplemental Disclosures, as amended and notified to the Sub-Adviser from time to time, which includes information on the Sub-Sub-Adviser’s order execution policy (the “Order Execution Policy”). The Sub-Adviser confirms that it has read and understood, and agrees to, the Order Execution Policy. In particular, the Sub-Adviser consents to the Sub-Sub-Adviser trading through brokers/counterparties and/or outside of a regulated market or multilateral trading facility (each as defined in the FCA Rules).

5. Compensation. Sub-Adviser agrees to pay to Sub-Sub-Adviser and Sub-Sub-Adviser agrees to accept as full compensation for all services rendered by Sub-Sub-Adviser as such a fee as agreed to between Sub-Sub-Adviser and Sub-Adviser from time to time.

6. Services Not Exclusive. Nothing in this Agreement shall prevent the Sub-Sub-Adviser or any officer, employee or other affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Sub-Adviser or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Sub-Sub-Adviser will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

7. Certain Records. The Sub-Sub-Adviser hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the investments of the Managed Portion that are required to be maintained by the Trust pursuant to the requirements of Rule 31a-1 of the 1940 Act.

The Sub-Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby shall be subject at any reasonable time during normal business houses, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission, the Trust’s auditors, the Trust or any representative of the Trust, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Trust.

8. Limitation of Liability. Sub-Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by Sub-Adviser or by the Adviser or the Portfolio in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith, gross negligence or reckless disregard on its part in the performance of its duties hereunder. As used in this Paragraph 8, the term “Sub-Sub-Adviser” shall include any affiliates of the Sub-Sub-Adviser performing services for the Portfolio contemplated hereby and partners, directors, officers, controlling persons, shareholders and employees of the Sub-Sub-Adviser and such affiliates.

9. Duration and Termination. This Agreement shall continue in full force and effect with respect to the Portfolio until two years from the date hereof, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio voting separately from any other series of the Trust and communicated in writing to the Sub-Sub-Adviser by the Sub-Adviser.

This Agreement may be terminated by the Sub-Adviser or the Sub-Sub-Adviser at any time, without the payment of any penalty.

This Agreement shall automatically terminate in the event of its assignment as defined under the Investment Company Act of 1940, as amended.

This Agreement will also terminate in the event that the Advisory Agreement or the Sub-Advisory Agreement is terminated.

10. Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

11. Amendments. This Agreement may be amended by mutual consent in writing, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

12. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

13. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

BLACKROCK INVESTMENT MANAGEMENT, LLC

By:	/s/ Michael G. Saliba
Name: Michael G. Saliba
Title: Managing Director

BLACKROCK INTERNATIONAL LIMITED

By.	/s/ Andre Allee
Name: Andre Allee
Title: Managing Director

BLACKROCK INTERNATIONAL LIMITED

By.	/s/ Karen Poole
Name: Karen Poole
Title: Director